MARATHON OIL CORPORATION REPORTS

Third Quarter 2003 Results

HOUSTON, October 23 – Marathon Oil Corporation (NYSE: MRO) today reported third quarter 2003 net income of $281 million, or $0.90 per diluted share. No special items were incurred in the third quarter 2003. Net income in the third quarter 2002 was $87 million, or $0.28 per diluted share. For the third quarter of 2002, net income adjusted for special items was $149 million, or $0.48 per diluted share.

Earnings Highlights
	Quarter ended September 30
(Dollars in millions, except per diluted share data)	2003	2002
Net income adjusted for special items*	$ 281	$ 149
Adjustments for special items (After tax):
Gain on asset dispositions	--	15
Deferred tax related to an increase in tax rates in the UK	--	(61)
Loss from early extinguishment of debt	--	(7)
Contract settlement	--	(9)

Net income	$ 281	$ 87
Net income - per diluted share	$ 0.90	$ 0.28
Net income adjusted for special items* - per diluted share	$ 0.90	$ 0.48
Revenues and other income	$10,328	$ 8,479

        * See page 6 for a discussion of net income adjusted for special items.

Third Quarter 2003 Key Events

•	Continued exploration success with five discoveries in Angola, Equatorial Guinea, Gulf of Mexico and Norway
•	Strengthened Core Areas:
–	Announced first production from Braemar field in UK North Sea
–	Began production from Ninilchik Unit in Cook Inlet, Alaska, through new Kenai Kachemak Pipeline
•	Advanced Integrated Gas Strategy:
–	Signed preliminary liquefied natural gas (LNG) supply agreement for Tijuana Regional Energy Center
–	Dedicated gas-to-liquids demonstration plant near Tulsa, Okla., that will produce ultra clean transportation fuels
•	Strengthened Marathon Ashland Petroleum LLC (MAP):
–	Achieved record refinery throughputs during third quarter
–	Progressed Catlettsburg, Kentucky, refinery repositioning project
–	Neared completion of pipe laying portion of 150-mile Cardinal Pipeline project
•	Maintained Financial Discipline and Flexibility:
–	Initiated organizational and business process changes to increase efficiency, profitability and to achieve projected annual savings of more than $65 million
–	Continued sale of additional non-core assets and announced sale of company’s upstream interests in Western Canada
–	Increased quarterly dividend from 23 to 25 cents per share

“Marathon’s strong exploration performance of five discoveries during the quarter, in addition to three others announced earlier this year, underscores our commitment to achieve profitable growth in existing and new core areas,” said Marathon President and CEO Clarence P. Cazalot, Jr. “Additionally, MAP’s record refinery throughputs during the period contributed to a more than threefold increase in segment income over the same quarter last year. These solid results are reflected in Marathon’s year-to-date total shareholder return as we continue our drive to achieve sustainable long-term value growth.”

Exploration Success

Marathon’s third quarter exploration program was marked by discoveries in Angola, Equatorial Guinea, the Gulf of Mexico and Norway. Year-to-date, Marathon has announced eight discoveries out of 12 significant exploratory wells.

Offshore Angola, Marathon and its partners announced the Saturno-1 discovery on Block 31, in which the company holds a 10 percent interest. This ultra deepwater well was drilled to a total depth of 15,444 feet and tested at a maximum rate of 5,000 barrels per day. Saturno, Marathon’s second discovery offshore Angola this year and third within the past 12 months, follows the previously announced Plutao and Gindungo discoveries on Blocks 31 and 32, respectively. Marathon holds a 30 percent interest in Block 32. Marathon and its partners recently completed drilling operations on the Marté exploratory well located in Block 31. The company expects to announce the results of this well in the near future following receipt of necessary government approvals. Finally, plans call for the spudding of one well each on Blocks 31 and 32 prior to year end.

In Equatorial Guinea, the company announced the Bococo discovery on Block D located six miles west of Marathon’s Alba gas/condensate field. The well was drilled to a total depth of 6,110 feet and encountered 185 feet of net dry gas pay. The Bococo discovery complements the adjacent dry gas discoveries on Block D for future development. Marathon is the operator and holds a 90 percent interest in Block D. Marathon is currently drilling one additional exploration well in Equatorial Guinea on the Alba Block in which the company holds a 63 percent working interest.

Marathon also announced the Neptune-5 and Perseus discoveries in the Gulf of Mexico. The Neptune-5 well is located in Atwater Valley Block 574 in 6,215 feet of water. The Neptune-5 well was drilled to a total depth of 19,142 feet and encountered more than 500 feet of net oil pay. Although several hydrocarbon-bearing intervals are present, one interval has a gross hydrocarbon column thickness of more than 1,200 feet. Upon completing operations on the original Neptune-5 well, two appraisal sidetrack wells were also drilled. The first sidetrack well, drilled down-dip from the original Neptune-5 location, encountered a similar thickness of net oil pay and penetrated an oil water contact, which extended the gross oil column by approximately 100 feet. The second sidetrack, drilled to an up-dip location, encountered approximately 170 feet of net oil pay in several intervals. Preliminary analyses of fluid samples indicate the oil in each of these wells is similar in quality to the medium sour crude oil found at the nearby Atlantis and Mad Dog fields. Marathon and its partners in the Neptune Unit are very encouraged by the results of this discovery and are integrating these results into field development studies. Marathon holds a 30 percent interest in the Neptune Unit.

The Perseus discovery is located on Viosca Knoll Block 830 in 3,376 feet of water, approximately five miles from the existing Petronius platform. The well was drilled to a total depth of 13,134 feet and encountered 166 net feet of oil pay. Fluid samples indicate the reservoir contains 30 degree API gravity oil. The Perseus discovery is expected to begin production in 2005 and extend the Petronius production profile. Marathon holds a 50 percent interest in the Perseus discovery and the Petronius development. Petronius is currently producing a gross average of 60,000 barrels of oil and 100 million cubic feet of gas per day.

Offshore Norway, Marathon and its partners announced the Klegg discovery located in production license 036 in 394 feet of water. This discovery marks the company’s third Norwegian discovery out of four wells drilled this year. The Klegg discovery well was drilled to a total depth of 7,446 feet and encountered a gross oil column of approximately 223 feet containing good quality oil. An evaluation of development options is planned in the near term. Marathon holds a 46.9 percent interest in the Klegg discovery.

The company also is continuing to examine development options for the other West of Heimdal discoveries announced earlier this year, and expects to submit a plan of development for this area, now known as Alvheim, to Norwegian regulatory authorities during the first quarter of 2004.

Established and Strengthened Core Areas

Marathon and its partners announced the startup of oil and gas production from the Marathon-operated Braemar field in the U.K. North Sea. Production is currently flowing at a gross daily rate of approximately 50 million cubic feet (mmcf) of gas and 4,500 barrels of condensate. The field has been developed with a single subsea well tied back to the Marathon-operated East Brae platform 7.5 miles to the south where liquids and gas are processed. Marathon holds a 26 percent interest in Braemar.

In Alaska, Marathon began producing gas from the company’s Ninilchik Unit in the Cook Inlet. Production is currently flowing at a gross rate of 27 million cubic feet per day (mmcfd), 14 mmcfd of which is net to Marathon, and is being transported through the recently completed Kenai Kachemak Pipeline, which connects Ninilchik to the existing natural gas pipeline infrastructure serving residential, utility and industrial markets on the Kenai Peninsula, Anchorage and other parts of south-central Alaska. By year-end, gross Ninilchik production is expected to approach 40 mmcfd. Marathon operates the Ninilchik Unit and holds a 60 percent interest in it and the Kenai Kachemak Pipeline.

In Equatorial Guinea, Marathon is preparing for first condensate production from its Phase 2A expansion project. The company is currently commissioning the new gas cycling and condensate recovery system. Condensate production will begin ramping up in the fourth quarter and is expected to reach full capacity during the first quarter of 2004. Phase 2A will increase condensate production by 29,000 barrels per day (bpd) to a total of 46,000 bpd (26,000 bpd net to Marathon).

Advanced Integrated Gas Strategy

The Tijuana Regional Energy Center, one of Marathon’s integrated gas projects, made progress during the third quarter with the signing of a memorandum of understanding (MOU) for liquefied natural gas (LNG) supplies with Pertamina and P.T. Exspan Tomori Sulawesi. Marathon is currently pursuing remaining regulatory approvals and permits necessary to begin construction of the project. Assuming the receipt of the permits, construction could begin in 2004 with project startup in late 2007 or early 2008.

On October 3, Marathon, Syntroleum Corporation and the U.S. Department of Energy (DOE) dedicated a newly constructed gas-to-liquids (GTL) demonstration plant at the Port of Catoosa, near Tulsa, Oklahoma. When the plant begins operations in November, it will use the proprietary Syntroleum Process to produce approximately 70 barrels per day of ultra-clean synthetic transportation fuels. The fuel will be used in long-term testing and demonstration in vehicle fleets, such as Washington, DC metropolitan buses and National Park vehicles. The plant was constructed under the DOE’s Ultra-Clean Fuels Program. The plant’s construction and operating costs for fuels production are approximately $52 million, of which the DOE funded approximately $12 million, with Marathon and Syntroleum providing the balance of the funding.

Marathon has been engaged in GTL research and development since the early 1990s with the goal of creating a process and facility capable of converting natural gas into ultra-clean diesel fuel. Currently, the company and Qatar Petroleum are pursuing technical and commercial discussions that could lead to a GTL project in Qatar.

Strengthened MAP Assets and Operations

MAP achieved record refinery throughputs during the third quarter averaging 1,113,500 barrels per day of total refinery inputs. MAP also set a company record during September by averaging 1,002,000 bpd of crude oil throughput, exceeding the previous monthly crude processing record of 983,000 bpd. This exceptional performance was due to improved reliability and unit onstream time, coupled with the completion of planned turnarounds and expansions at the Texas City, Texas, and Garyville, Louisiana, refineries earlier in the year that increased fluid catalytic cracking capacity by approximately 15,000 barrels per day.

MAP retail marketing operations had solid performance during the quarter driven primarily by the relatively high demand for motor fuels during the heavy U.S. driving season.

MAP continues to make progress on the Catlettsburg, Kentucky, refinery repositioning project. This major operations improvement project includes the deactivation of the existing, old fluid catalytic cracking unit (FCCU) and the conversion and expansion of the existing atmospheric residue catalytic cracking unit into an FCCU. This project will increase the value of the refined products produced at Catlettsburg, improve cost efficiency and enable the refinery to meet new clean fuels gasoline standards. Project startup is expected early in the first quarter of 2004.

Pipe laying for the Cardinal Products Pipeline is nearing completion with startup planned late in the fourth quarter of this year. The 150-mile refined product pipeline from Kenova, West Virginia, to Columbus, Ohio, will provide a stable, cost effective supply of gasoline, diesel and jet fuels to the central Ohio market.

Maintained Financial Discipline and Flexibility

During the quarter, Marathon announced organizational and business process changes to increase efficiency, profitability and shareholder value and to achieve projected annual savings of more than $65 million. The company anticipates that most of these changes will be completed by year-end, and will result in a pretax charge of approximately $40 million. Approximately $14 million of this charge has been recorded in the third quarter of this year, with the remainder to be recognized when incurred during the fourth quarter and first half 2004.

On October 16, MAP announced it is implementing a business improvement plan that is expected to reduce its future costs by approximately $70 million annually beginning in 2004. The projected savings will result from business process improvements, organizational efficiencies, as well as general and administrative cost reductions, which are being implemented throughout MAP’s businesses. These actions will result in a pre-tax charge of approximately $10 million, approximately $5 million of which is reflected in the third quarter 2003, with the remainder recognized when incurred during the fourth quarter and first half 2004.

“The decisive business process and organizational structure changes we have announced and are implementing will improve our efficiency and cost effectiveness, as well as sharpen our business focus and ability to execute our strategies,” noted Cazalot.

Marathon also made continued progress during the quarter on its 2003 asset rationalization program to divest of non-core assets. With the closing of the sale of the company’s Western Canada upstream interests on October 1 for $588 million, Marathon has sold approximately 96 million barrels of oil equivalent (boe) in proved reserves, and average daily production of 30,000 boe, for an average of approximately $7.50 per boe, generating upstream proceeds of more than $750 million. In addition, MAP, in which Marathon holds a 62 percent interest, completed the sale of 190 Speedway SuperAmerica LLC retail sites in the Southeast United States earlier this year for approximately $140 million. MAP has also sold other selected downstream assets for approximately $30 million. Currently, the company’s total 2003 non-core asset sales are nearing $1 billion.

The company has reinvested a portion of these proceeds in its acquisition of Khanty Mansiysk Oil Corporation earlier this year for $284 million. This acquisition is expected to result in 2003 proved reserve bookings of approximately 85 million boe, and an increase in the current net daily production of 15,000 net barrels per day from these operations, to more than 60,000 net barrels per day within five years.

In July, Marathon’s board of directors approved a two-cent per share increase in the company’s quarterly dividend, resulting in a new dividend rate of 25 cents per share, or approximately a nine percent increase. This action reflects the company’s confidence in its business strategy and ability to deliver sustainable long-term value growth to its stockholders.

Segment Results

Total segment income was $720 million in third quarter 2003, compared with $387 million in third quarter 2002.

Exploration and Production

Upstream segment income totaled $343 million in third quarter 2003, compared to $256 million in third quarter 2002. The increase was a result of higher natural gas and liquid hydrocarbon prices and higher liquid hydrocarbon volumes partially offset by lower natural gas volumes. Derivative losses totaled $35 million in third quarter 2003, compared to losses of $18 million in third quarter 2002.

United States upstream income was $295 million in third quarter 2003, compared to $201 million in third quarter 2002. The increase was primarily due to higher natural gas and liquid hydrocarbon prices. This increase was partially offset by lower liquid hydrocarbon volumes. Derivative losses totaled $9 million in third quarter 2003, compared to gains of $3 million in third quarter 2002.

International upstream income was $48 million in third quarter 2003, compared to $55 million in third quarter 2002. The decrease was primarily a result of lower natural gas volumes partially offset by higher liquid hydrocarbon volumes and higher natural gas prices. Derivative losses totaled $26 million in third quarter 2003, compared to losses of $21 million in third quarter 2002. The derivative losses in both quarters included losses of $21 million on long-term gas contracts in the United Kingdom that are accounted for as derivative instruments and marked-to-market.

Taking into consideration the acquisitions and dispositions made to date, but excluding the impact of any additional acquisitions or dispositions of producing properties, Marathon estimates its fourth quarter 2003 production will average approximately 375,000 boepd, and approximately 390,000 boepd for the full year 2003.

Refining, Marketing and Transportation

Downstream segment income was $356 million in third quarter 2003 versus segment income of $108 million in third quarter 2002 due to improved refining and wholesale marketing margins, as well as record refinery throughputs, partially offset by higher manufacturing costs.

Other Energy Related Businesses

Other energy related businesses segment income was $21 million in third quarter 2003 compared with $23 million in third quarter 2002. The third quarter 2003 results include an impairment charge of $22 million on an equity method investment, as well as decreased margins from natural gas marketing activities, including mark-to-market valuation changes in associated derivatives. These results were partially offset by a gain of $34 million on the sale of Marathon’s interest in two pipeline companies.

— xxx —

In addition to net income determined in accordance with generally accepted accounting principles (GAAP), Marathon has provided supplementally “net income adjusted for special items”, a non-GAAP financial measure which facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are difficult to predict or to measure in advance and are not directly related to Marathon’s ongoing operations. A reconciliation between GAAP net income and “net income adjusted for special items” is provided in a table on page 1. “Net income adjusted for special items” should not be considered a substitute for net income as reported in accordance with GAAP. Generally, items excluded from “net income adjusted for special items” are not allocated to Marathon’s segment income.

Management, as well as certain investors, uses “net income adjusted for special items” to evaluate Marathon’s financial performance between periods. Management also uses “net income adjusted for special items” to compare Marathon’s performance to certain competitors.

This release contains forward-looking statements with respect to the timing and levels of the company’s worldwide liquid hydrocarbon and natural gas production and sales, future exploration and drilling activity, additional reserves, a potential long-term supply agreement for liquefied natural gas (LNG), the estimated commencement dates of the LNG projects, the Catlettsburg refinery, the Cardinal Products pipeline system, projected annual cost savings and timing of implementation of organizational and business process improvements, asset dispositions, and investment in other business opportunities. Some factors that could potentially affect worldwide liquid hydrocarbon and natural gas production and sales, and the exploration and drilling activities include acts of war or terrorist acts and the governmental or military response thereto, pricing, supply and demand for petroleum products, amount of capital available for exploration and development, occurrence of acquisitions/dispositions of oil and gas properties, regulatory constraints, timing of commencing production from new wells, drilling rig availability, unforeseen hazards such as weather conditions, and other geological, operating and economic considerations. The forward-looking information related to reserve additions is based on certain assumptions, including, among others, presently known physical data concerning size and character of reservoirs, economic recoverability, technology development, future drilling success, production experience, industry economic conditions, levels of cash flow from operations and operating conditions. Factors that could affect the potential long-term supply agreement for LNG and the estimated commencement dates of the LNG projects include the successful negotiation and execution of a definitive purchase and sale agreement, board approval of the transactions, approval of the LNG project by the Government of Equatorial Guinea, unforeseen difficulty in negotiation of definitive agreements among project participants, identification of additional participants to reach optimum levels of participation, inability or delay in obtaining necessary government and third-party approvals, unanticipated changes in market demand or supply, competition with similar projects, environmental issues, availability or construction of sufficient LNG vessels, and unforeseen hazards such as weather conditions. Some factors that could impact the Catlettsburg investment program and the Cardinal Products Pipeline include unforeseen hazards such as weather conditions and completion of construction. The Catlettsburg program may further be affected by regulatory approval constraints. Factors that could adversely affect the annual cost savings from the organizational changes include possible delays in consolidating U.S. production operations, future acquisitions or dispositions, technological developments, actions of government or other regulatory bodies, and other economic or political considerations. The forward-looking information concerning asset dispositions is based upon certain assumptions including the identification of buyers and the negotiation of acceptable prices and other terms, customary closing conditions and any applicable regulatory approval. The forward-looking information with respect to investment in other business opportunities is based on certain assumptions including (among others) property dispositions, prices, worldwide supply and demand of petroleum products, regulatory impacts and constraints, levels of company cash flow and economic considerations. The foregoing factors (among others) could cause actual results to differ materially from those set forth in the forward-looking statements. In accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, Marathon Oil Corporation has included in its Annual Report on Form 10-K for the year ended December 31, 2002 and subsequent Forms 10-Q and 8-K, cautionary language identifying important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

The company will conduct a conference call on third quarter results on October 23, 2003, at 2 p.m. EDT. To listen to the Web cast of the conference call, visit the Marathon Web site at www.marathon.com. Replays of the Web cast will be available through November 6, 2003. Quarterly financial and operational information is also provided on the Web site at http://www.marathon.com/Investor_Center/Investor_Relations/ in the Quarterly Investor Packet.

Marathon also will be conducting its annual analyst meeting in New York on November 4, 2003, from 8:30 a.m. until approximately 12:30 p.m. EST. The meeting will feature presentations by the company’s senior management focusing on the outlook for each of Marathon’s business segments and a financial overview. The entire meeting will be Web cast live via the company’s Web site at www.marathon.com. Replays of the analyst meeting will be available on the Web site through November 18, 2003.

Media Relations Contact:	Paul Weeditz	713-296-3910
Investor Relations Contacts:	Ken Matheny	713-296-4114
	Howard Thill	713-296-4140

Condensed Consolidated Statement of Income (unaudited)
	3rd Quarter Ended		Nine Months Ended
	September 30		September 30
(Dollars in millions, except per diluted share data)	2003	2002	2003	2002
Revenues and Other Income:
Sales and other operating revenues (including consumer excise
taxes)	$ 10,253	$ 8,397	$ 29,929	$ 22,817
Income from equity method investments	19	33	--	89
Net gains on disposal of assets	47	32	169	43
Gain (loss) on ownership change in Marathon Ashland Petroleum
LLC	(1)	5	(1)	9
Other income	10	12	36	32
Total revenues and other income	10,328	8,479	30,133	22,990
Costs and Expenses:
Cost of revenues (excludes items shown below)	7,934	6,421	23,286	17,113
Consumer excise taxes	1,104	1,114	3,211	3,193
Depreciation, depletion and amortization	280	284	869	863
Selling, general and administrative expenses	249	218	700	586
Other taxes	73	61	231	192
Exploration expenses	30	21	105	114
Inventory market valuation credit	--	--	--	(71)
Total costs and expenses	9,670	8,119	28,402	21,990
Income from Operations	658	360	1,731	1,000
Net interest and other financial costs	55	75	173	215
Loss on early extinguishment of debt	--	12	--	53
Minority interest in income of Marathon Ashland Petroleum LLC	132	45	267	138
Income from Continuing Operations before Income Taxes	471	228	1,291	594
Provision for income taxes	191	154	478	279
Income from Continuing Operations	280	74	813	315
Discontinued Operations
Income (loss) from discontinued operations	1	13	19	(6)
Income Before Cumulative Effect of Changes in Accounting
Principles	281	87	832	309
Cumulative effect of changes in accounting principles	--	--	4	13
Net Income	$ 281	$ 87	$ 836	$ 322

Income from Continuing Operations
Per share - basic and diluted	$ 0.90	$ 0.24	$ 2.62	$ 1.02
Net income
Per share - basic and diluted	$ 0.90	$ 0.28	$ 2.69	$ 1.04
Dividends paid per share	$ 0.25	$ 0.23	$ 0.71	$ 0.69
Weighted average shares, in thousands
Basic	310,211	309,874	310,055	309,751
Diluted	310,404	309,970	310,161	309,952

        The following notes are an integral part of this Consolidated Statement of Income.

Selected Notes to Financial Statement (unaudited)

1.

Marathon Oil Corporation (Marathon) is engaged in worldwide exploration and production of crude oil and natural gas; domestic refining, marketing and transportation of crude oil and petroleum products primarily through its 62 percent owned subsidiary, Marathon Ashland Petroleum LLC; and other energy related businesses.

2.

In the second quarter of 2002, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 145 “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections” (“SFAS No. 145”). Effective January 1, 2003, Marathon adopted the provisions relating to the classification of the effects of early extinguishment of debt in the consolidated statement of income. As a result, a loss of $53 million from the early extinguishment of debt in 2002, which was previously reported as an extraordinary item (net of tax of $20 million), has been reclassified into income from continuing operations before income taxes. The adoption of SFAS No. 145 had no impact on net income for 2002.

3.

From time to time, Marathon must establish an inventory market valuation (IMV) reserve to reduce the cost basis of its inventories to current market value. Quarterly adjustments to the IMV reserve result in noncash charges or credits to income from operations. Decreases in market prices below the cost basis result in charges to income from operations. Once a reserve has been established, subsequent inventory turnover and increases in prices (up to the cost basis) result in credits to income from operations. There was no IMV reserve as of September 30, 2003. The first nine months of 2002 results of operations include credits to income from operations of $71 million.

4.

Income (loss) from equity method investments for the third quarter and nine months of 2003 includes a $22 million impairment of an investment in a pipeline system in the Gulf of Mexico. Additionally, a $124 million loss on the dissolution of MKM Partners L.P was previously recognized in the second quarter of 2003.

5.	On May 12, 2003, Marathon acquired Khanty Mansiysk Oil Corporation (“KMOC”). Results of operations for 2003 include the results of KMOC from May 12, 2003.

6.

On October 1, 2003, Marathon sold its exploration and production interests in Western Canada for $588 million, excluding working capital adjustments. The results of these operations have been reported separately as discontinued operations in the consolidated statement of income for both 2003 and 2002.

Preliminary Supplemental Statistics (unaudited)
	3rd Quarter Ended		Nine Months Ended
	September 30		September 30
(Dollars in millions, except as noted)	2003	2002	2003	2002
Income from Operations
Exploration & Production(a)
United States	$ 295	$ 201	$ 887	$ 489
International	48	55	270	216
E&P Segment Income	343	256	1,157	705
Refining, Marketing & Transportation(b)	356	108	676	268
Other Energy Related Businesses(a)	21	23	71	63
Segment Income	$ 720	$ 387	$ 1,904	$ 1,036
Items not allocated to segments:
Administrative Expenses	$(61)	$(41)	$ (154)	(125)
Gain on asset dispositions	--	24	106	24
Loss on dissolution of MKM Partners L.P.	--	--	(124)	--
Contract settlement	--	(15)	--	(15)
Inventory Market Valuation Credit	--	--	--	71
Gain (loss) on Ownership Change - MAP	(1)	5	(1)	9
Income From Operations	$ 658	$ 360	$ 1,731	$ 1,000
Capital Expenditures
Exploration & Production(a)	$ 239	$ 209	$ 753	$ 609
Refining, Marketing & Transportation	197	121	485	303
Other Energy Related Businesses(a)	14	36	36	43
Corporate	3	5	5	23
Total	$ 453	$ 371	$ 1,279	$ 978
Exploration Expense
United States	$ 13	$ 4	$ 63	$ 85
International	17	17	42	29
Total	$ 30	$ 21	$ 105	$ 114
Operating Statistics
Net Liquid Hydrocarbon Production(mbpd)(c)
United States	113.3	122.0	115.1	126.8
Europe	31.7	38.6	40.5	50.7
Other International	16.5	1.7	9.4	.5
West Africa	29.9	22.6	26.9	23.6
Total International	78.1	62.9	76.8	74.8
Worldwide Continuing Operations	191.4	184.9	191.9	201.6
Discontinued Operations	4.1	4.6	4.1	4.4
Worldwide	195.5	189.5	196.0	206.0
Net Natural Gas Production(mmcfd)(c)(d)
United States	704.4	709.6	729.7	743.3
Europe	196.6	286.5	288.2	332.2
West Africa	62.3	72.5	69.7	48.3
Total International	258.9	359.0	357.9	380.5
Worldwide Continuing Operations	963.3	1,068.6	1,087.6	1,123.8
Discontinued Operations	97.3	99.0	99.0	103.9
Worldwide	1,060.6	1,167.6	1,186.6	1,227.7
Total production (mboepd)	372.2	384.0	393.7	410.6

Preliminary Supplemental Statistics (unaudited) (continued)
	3rd Quarter Ended		Nine Months Ended
	September 30		September 30
(Dollars in millions, except as noted)	2003	2002	2003	2002
Operating Statistics (continued)
Average Sales Prices (excluding derivative gains and losses)
Liquid Hydrocarbons ($ per bbl)
United States	$ 26.84	$ 24.01	$ 27.3	$ 21.49
Europe	28.09	26.54	28.28	23.53
Other International	16.97	25.43	17.47	25.43
West Africa	26.89	24.33	26.20	22.29
Total International	25.28	25.72	26.24	23.16
Worldwide Continuing Operations	26.20	24.59	26.90	22.11
Discontinued Operations	27.63	25.07	28.96	22.67
Worldwide	$ 26.23	$ 24.60	$ 26.94	$ 22.12
Natural Gas ($ per mcf)
United States	$ 4.38	$ 2.75	$ 4.74	$ 2.69
Europe	3.15	2.56	3.20	2.63
West Africa	.25	.24	.25	.24
Total International	2.46	2.10	2.63	2.33
Worldwide Continuing Operations	3.86	2.53	4.04	2.57
Discontinued Operations	4.92	3.04	5.43	3.01
Worldwide	$ 3.96	$ 2.57	$ 4.16	$ 2.60
Average Sales Prices (including derivative gains and losses)
Liquid Hydrocarbons ($ per bbl)
United States	$ 26.31	$ 23.80	$ 26.72	$ 20.93
Europe	26.21	26.46	27.33	23.51
Other International	16.96	25.43	17.46	25.43
West Africa	26.89	24.33	26.20	22.29
Total International	24.51	25.67	25.73	23.14
Worldwide Continuing Operations	25.58	24.43	26.32	21.75
Discontinued Operations	27.63	25.07	28.96	22.67
Worldwide	$ 25.62	$ 24.45	$ 26.38	$ 21.77
Natural Gas ($ per mcf)
United States	$ 4.33	$ 2.83	$ 4.46	$ 2.87
Europe	2.01	1.77	2.78	2.54
West Africa	.25	.24	.25	.24
Total International	1.58	1.46	2.29	2.25
Worldwide Continuing Operations	3.58	2.35	3.73	2.65
Discontinued Operations	4.92	3.04	5.43	3.01
Worldwide	$ 3.70	$ 2.41	$ 3.87	$ 2.68

Preliminary Supplemental Statistics (unaudited) (continued)
3rd Quarter Ended	Nine Months Ended
September 30	September 30
(Dollars in millions, except as noted)	2003	2002	2003	2002
MAP
Refinery Runs (mbpd)
Crude Oil Refined	966.1	931.3	923.8	931.9
Other Charge and Blend Stocks	141.8	133.6	122.7	142.6
Total	1,107.9	1,064.9	1,046.5	1,074.5
Refined Product Yields(mbpd)
Gasoline	590.0	570.0	552.3	586.1
Distillates	289.4	278.4	279.5	288.1
Propane	22.2	21.9	21.3	21.8
Feedstocks and Special Products	107.8	100.2	101.7	90.6
Heavy Fuel Oil	27.2	18.1	23.0	18.9
Asphalt	76.9	80.2	72.9	74.5
Total	1,113.5	1,068.8	1,050.7	1,080.0
Refined Product Sales Volumes(mbpd)	1,445.2	1,387.4	1,357.9	1,322.7
Matching buy/sell volumes included in refined product
sales volumes (mbpd)	75.5	94.4	73.2	76.4
Refining and Wholesale Marketing Margin(e)(f)	$0.085	9	$0.038	9	$0.066	6	$0.036	4
Speedway SuperAmerica LLC
Number of SSA retail outlets	1,791	2,063	--	--
SSA Gasoline and Distillate Sales(g)	815	943	2,526	2,706
SSA Gasoline and Distillate Gross Margin(e)	$0.137	5	$0.106	3	$0.125	5	$0.100	7
SSA Merchandise Sales(h)	$ 586	$ 645	$ 1,698	$ 1,797
SSA Merchandise Gross Margin	$ 145	$ 150	$ 419	$ 436

(a)

In the fourth quarter 2002, Marathon changed its internal reporting to include costs of certain emerging integrated gas projects in Other Energy Related Businesses. Previously in 2002, these costs were reported in Exploration and Production. Segment income and capital expenditures for previous quarters in 2002 have been revised to reflect this change.

(b)

Includes MAP at 100%. RM&T segment income includes Ashland’s 38% interest in MAP of $136 million, $265 million, $45 million and $110 million in the third quarter and nine months year-to-date 2003 and 2002, respectively.

(c)	Amounts reflect production after royalties, excluding the U.K., Ireland and the Netherlands where amounts are before royalties.

(d)	Includes gas acquired for injection and subsequent resale of 21.8, 22.8, 4.0, and 4.4 mmcfd in the third quarter and nine months year-to-date 2003 and 2002, respectively.

(e)	Per gallon

(f)	Sales revenue less cost of refinery inputs, purchased products and manufacturing expenses, including depreciation.

(g)	Millions of gallons

(h)

Effective January 1, 2003, SSA adopted EITF 02-16 “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor”, which requires rebates from vendors to be recorded as reductions to cost of revenues. Rebates from vendors of $41 million and $121 million for the third quarter and nine months ended September 30, 2003 are recorded as a reduction to cost of revenues. Rebates from vendors recorded in SSA merchandise sales for periods prior to January 1, 2003 of $41 million and $123 million for the third quarter and nine months ended September 30, 2002 have not been restated and are recorded in sales and other operating revenues.